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                                                                     EXHIBIT 3.2


                            CERTIFICATE OF AMENDMENT
                                       TO
                           CERTIFICATE OF DESIGNATION
                                       OF
                                 PREFERRED STOCK
                                       OF
                             KNOLOGY BROADBAND, INC.

         Knology Broadband, Inc., (the "Corporation") a corporation organized and existing under the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify as follows:

         FIRST: That in accordance with the requirements of Section 141 and 242 of the DGCL, the Board of Directors of the Corporation, acting by unanimous written consent, duly adopted resolutions: (1) proposing and declaring advisable an amendment to the Certificate of Designation of Preferred Stock of the Corporation (the "Amended Certificate of Designation") to amend "Article 4" of the Certificate of Designation to effect the conversion of each share of Preferred Stock of the Corporation into 150 shares of Common Stock of the Corporation (the "Conversion") to be effective upon the effectiveness of this Certificate of Amendment with the Secretary of State of the State of Delaware (the "Conversion Time") (2) to cause a certificate to be filed with the Secretary of State of the State of Delaware stating that, as of the Conversion Time, no shares of Preferred Stock will be outstanding and no shares of Preferred Stock will subsequently be issued subject to the Certificate of Designation of the Preferred Stock of the Corporation.

         SECOND: That the amendment to the Certificate of Designation is as follows:

         The first sentence of Article 4 of the Certificate of Designation is hereby amended in it is entirety as follows:

                  "4.      CONVERSION.

                           The shares of Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock at the rate of 150 shares of Common Stock for every one share of Preferred Stock (as adjusted for any stock split or reclassification): (a) upon the issuance by the Securities and Exchange Commission of an order of effectiveness (or evidence thereof satisfactory to the Corporation) as to any registration statement for the sale of any shares of Common Stock under the Securities Act of 1933, as amended (or any successor law) (other than an order relating to an offering made primarily or exclusively to employees); or (b) if not previously converted, on the date on which the amendment to the Certificate of Designation of which this Article 4 is a part becomes effective with the Secretary of State of the State of Delaware."

         THIRD: Immediately following the effectiveness of the aforementioned amendment: (1) each outstanding share of Preferred Stock shall be converted into 150



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shares of Common Stock of the Corporation in accordance with the provisions of the Certificate of Designation; (2) no shares of Preferred Stock will be outstanding; and (3) no shares of Preferred Stock will subsequently be issued subject to the Certificate of Designation of Preferred Stock of the Corporation.

         FOURTH: That thereafter, pursuant to resolutions of the Board of Directors, the sole stockholder of the Corporation, acting by written consent in accordance with Sections 228 and 229 of the DGCL, duly approved the aforesaid amendment to the Certificate of Designation of Preferred Stock of the Corporation.

         FIFTH: That the aforesaid amendment to the Certificate of Designation of the Corporation was duly adopted in accordance with the provisions of Sections 141, 228, 229 and 242 of the DGCL.

         SIXTH: That said amendment is to become effective upon the filing of this Certificate of Amendment.


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         IN WITNESS WHEREOF, Knology Broadband, Inc. has caused this certificate to be signed by its authorized officer, this 29th day of June, 2000.



                                       /s/ CHAD S. WACHTER
                                       ---------------------------------
                                       By: Chad S. Wachter
                                       Title: Vice President and General Counsel


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